Exhibit 99(h)(1)(ii)

SECOND AMENDMENT TO ADMINISTRATION AGREEMENT

This Second Amendment to the Administration Agreement, effective as of July 1, 2011, by and between MGI Funds, a business trust organized under the laws of the State of Delaware (the “Fund”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund and the Bank entered into an Administration Agreement dated as of August 12, 2005, as amended on January 1, 2008 (the “Agreement”); and

WHEREAS, the Fund and the Bank desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

(a)	Section 8(a) of the Agreement is hereby amended by replacing the first sentence of such Section in its entirety with the following:

“The term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including December 31, 2014 (the “Initial Term”), unless earlier terminated as provided herein.”

(b)	The Agreement is hereby amended by inserting the following new section as Section 12:

“12.	DATA PROTECTION.

The Bank shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s

September 30, 2011

State Street Bank and Trust Company

(i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.”

(c) Appendix B to the Agreement is hereby amended as follows:

(i)	deleting the management reporting and treasury administration function listed as “Coordinate manager questionnaire process” on the top of page 2; and

(ii)	adding the tax function “Calculate tax costs for quarterly and semi-annual reports” to the end of page 8.

2.	Miscellaneous

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	Appendix A annexed hereto shall replace in its entirety any prior Appendix A.

(c)	This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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September 30, 2011

State Street Bank and Trust Company

IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Agreement to be executed by their duly authorized officers designated below as of the Effective Date.

MGI FUNDS

By:	/s/ Rich Joseph
Name:	Rich Joseph
Title:	Vice President and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

September 30, 2011

State Street Bank and Trust Company

Appendix A

Mercer US Large Cap Growth Equity Fund

Mercer US Large Cap Value Equity Fund

Mercer US Small/Mid Cap Growth Equity fund

Mercer US Small/Mid Cap Value Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Core Opportunistic Fixed Income Fund

Mercer US Short Maturity Fixed Income Fund